Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of Southern Missouri Bancorp, Inc. of our report dated March 23, 2022, relating to the consolidated financial statements of Citizens Bancshares Company appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Kansas City, Missouri

October 31, 2022